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Exhibit 11.1 - Computation of Earnings Per Common Share.

                    (In thousands, except per share amounts)

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                                                           THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                             SEPTEMBER 30,                           SEPTEMBER 30,
                                                      ------------------------------          ----------------------------
                                                         2001                2000                2001               2000
                                                      ----------          ----------          -----------        ---------
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BASIC COMPUTATION:
Net loss ............................................   $(4,641)           $(11,014)            $(4,080)          $(8,025)
Pro forma net income.................................   $ 1,066            $  3,442             $ 5,008           $ 6,594
Pro forma net income after tax.......................   $   693            $  2,237             $ 3,255           $ 4,286
Weighted average shares outstanding..................    22,364              21,331              22,223            21,257

Net loss per common share............................   $ (0.21)           $  (0.52)            $ (0.18)          $ (0.38)
Pro forma net income before pro forma income tax.....   $  0.05            $   0.16             $  0.23           $  0.31
Pro forma net income after tax.......................   $  0.03            $   0.10             $  0.15           $  0.20

DILUTED COMPUTATION:
Weighted average shares outstanding - basic..........    22,364              21,331              22,223            21,257
Additional shares - options..........................     1,036               1,856               1,237             1,558
Additional shares - warrants ........................       217                 368                 225               353
                                                        -------            --------             -------           -------
Weighted average shares outstanding - diluted........    23,617              23,555              23,685            23,168
                                                        =======            ========             =======           =======
Net loss per common share............................   $ (0.21)           $  (0.52)            $ (0.18)          $ (0.38)
Pro forma net income before pro forma income tax.....   $  0.05            $   0.15             $  0.21           $  0.28
Pro forma net income after tax.......................   $  0.03            $   0.09             $  0.14           $  0.18

PRO FORMA COSTS:
Amortization of intangible assets and other .........   $ 3,484            $  3,466             $ 6,865           $ 3,629
Write-off of in-process research and development.....         -              10,400                   -            10,400
Acquisition and related costs........................         -                 590                   -               590
Investment impairment................................     2,223                   -               2,223                 -
                                                        -------            --------             -------           -------
Total................................................   $ 5,707            $ 14,456             $ 9,088           $14,619
                                                        =======            ========             =======           =======

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